EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM
      We have issued our report dated June 6, 2005, accompanying the consolidated financial statements and schedule, and management’s assessment of internal control over financial reporting. Both reports are included in the annual report of Stellent, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Stellent, Inc. and subsidiaries on Forms S-8 (File No. 333-11489, No. 333-66449, No. 333-66451, No. 333-90843, No. 333-47228, No. 333-47216, No. 333-47214, No. 333-47212, No. 333-69080, No. 333-75828, No. 333-102130, No. 333-116148, No. 333-116000 and No. 333-118544) and Form S-3 (No. 333-66094).

/s/ Grant Thornton LLP
Minneapolis, Minnesota
June 6, 2005